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                                                                    EXHIBIT 99.1

                           ARROW ELECTRONICS PROVIDES

                         NEW GUIDANCE FOR FIRST QUARTER

FOR IMMEDIATE RELEASE

MELVILLE, NEW YORK, March 20, 2001 -- Arrow Electronics, Inc., (NYSE:ARW) today announced that revenues for the first quarter of 2001 will be lower than anticipated as a result of the well-documented slowdown currently being experienced in certain sectors of the company's customer base.

"We said in early February that we had seen some significant cancellations and rescheduling of orders among the large telecom and networking companies and their contract manufacturing partners," said Francis M. Scricco, President and Chief Executive Officer of Arrow. "The fall-off in business with these customers has deepened dramatically over the last four weeks. This, coupled with weaker economic conditions generally, has caused us to revise our estimates for the first quarter," he added.

"Although we expect our first quarter revenues to be up over last year's first quarter by 20%, we believe there will be a sequential decline of 10% to 15% from our reported fourth quarter sales level," Mr. Scricco said.

Earnings per share for the first quarter are expected to be in the range of $.74 to $.80 cents, versus $.65 in last year's March quarter and $1.09 in the December quarter, before giving effect to the impact of the recently-completed sale of zero coupon convertible debentures and the anticipated one-time
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special charge, not expected to be in excess of $10 million on a pre-tax basis, associated with the acquisition and integration of Wyle Electronics.

Arrow Electronics is the world's largest distributor of electronic components and computer products, with 2000 sales of $13 billion. Headquartered in Melville, New York, Arrow serves as a supply channel partner for more than 650 suppliers and 200,000 original equipment manufacturers, contract manufacturers, and commercial customers through more than 225 sales facilities and 20 distribution centers in 39 countries. Detailed information about Arrow's operations can be found at www.arrow.com.

                                     # # #

Contact:  Robert E. Klatell
          Executive Vice President
          516-391-1300



The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release contains forward-looking statements that are subject to certain risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: industry conditions, changes in product supply, pricing, and customer demand, competition, other vagaries in the computer and electronic components markets, changes in relationships with key suppliers, and the other risks described from time to time in the company's reports to the Securities and Exchange Commission (including the company's Annual Report on Form 10-K). Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any forward-looking statements.